EXHIBIT 99.1

Press Release	Source: MobilePro Corp.

MobilePro Corp. Issues Letter to Shareholders
Wednesday June 9, 8:28 am ET

BETHESDA, Md., June 9 /PRNewswire-FirstCall/ — MobilePro Corp. (OTC Bulletin Board: MOBL — News) President and CEO Jay Wright issued the following Letter to Shareholders:

•	(Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO )

Dear Shareholders:

Many of you have emailed the company in recent days asking questions regarding the company’s strategy, acquisitions, financing and stock price. I would like to take this opportunity to recap some of our key accomplishments over the past six months, address a number of your questions, outline our go- forward strategy and hopefully alleviate some concerns which may have arisen.

     Strategy and Acquisitions

     Technology Division — Neoreach

When I became CEO of MobilePro in December, the company had the beginnings of a good technology portfolio with five wireless antenna patents, a modem device and some ideas on a Zigbee semiconductor chip. Since that time, we have filed for a new patent application on our semiconductor chip technology and are now in the development stage. We are also looking at applying for patents on some other interesting technology applications over the coming months.

Our strategy on the technology side of our business is twofold: first, we are going to push forward with development of our Zigbee semiconductor chip in a cost-effective way; second, we will look to monetize the remainder of our portfolio. We are currently looking at partnership opportunities to best leverage our intellectual property in the Zigbee area and hope to have news to report to you this summer. Development of semiconductor chips is inherently a risky, but potentially very lucrative business. We believe that we have something quite useful in the patent application we submitted in April, something which we believe has application in many areas of wireless including Wi-Fi, Bluetooth and Zigbee.

The remainder of our IP Portfolio we will look to monetize via licensing or joint venture. John von Harz, one of our advisory board members, is looking at uses for our wireless antenna patents. We are also starting to look at applications for our modem technology.

Going forward, our focus will be on our Zigbee semiconductor chip and related wireless applications. Wireless technology has a large addressable market and we will seek to grab a portion of that market for MobilePro. At some future point, it may make sense to “spin-off” Neoreach into a separate public company. Management and the Board of Directors will continue to evaluate the propriety and timing of such a strategy.

Telecommunications Division — Nationwide Internet and Subsidiaries

In December, MobilePro was still a development stage company. In everyday language, the company had $0 of revenue. My goal was to quickly change that. And we have.

Today, Nationwide Internet and its three subsidiaries are generating approximately $5.3 million in annual revenue and an expected $1.2 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”). When fully integrated together early in the third quarter, we expect this contribution to offset recurring corporate overhead and research and development costs and make the company cash flow positive. We also have signed five other letters of intent (“LOIs”) to acquire additional telecommunications assets. In aggregate, they generate an estimated $8.7 million in revenue and $1.8 million in EBITDA. Thus, if we were to close all five transactions (which we expect to do), we would have revenue of $14.0 million and EBITDA of nearly $2.0 million. Please note that due to lags in SEC filings, these acquisitions, if completed, may not be reflected fully in our financial statements for many months to come.

Our pipeline for telecommunications acquisitions is strong as well. We are looking today at acquisitions with expected annualized revenue of approximately $103 million and EBITDA of approximately $15 million. The intermediate and long-term strategy for our telecommunications division is to continue building revenue, cash flow, and customers. Then, with a sufficiently large base, we intend to look to implement a Voice over Internet Protocol (VoIP) technology, integrate our operations, opportunistically expand wireless operations (we already have wireless with our acquisition of Shreve.net), create a national branding strategy and drive operating costs down and operating margins up, in short, create a new significant player in the telecom marketplace. We would expect to pursue this phase of our plan in 2005.

We currently own 10% of one VoIP company as part of our acquisition of August.net. We are also looking at other acquisitions of technology and technology companies which will allow us to leverage our projected customer base most effectively. With the huge deployed base of fiber in the United States and opportunities on the satellite front, we continue to believe that IP is the future of telecommunications and we intend to be in the vanguard of companies deploying VoIP broadly. Expect to hear more from us in the coming months as we develop this strategy. We are excited about VoIP’s promise and believe it is a substantial opportunity to exploit. An additional wrinkle is the opportunity to sell Zigbee chips or other proprietary technology to our customer base.

One final point on acquisitions. We are only interested in making acquisitions of companies which have a solid revenue stream, established customer base and are cash flow positive upon our acquisition. Specifically, management looks at the contribution of each acquisition to revenue per share, EBITDA per share and earnings per share as key metrics in making an acquisition decision. That is crucial to building intrinsic value per share in our stock.

Financing

Perhaps no other area has generated more questions and comments than our recently announced $100 million Standby Equity Distribution Agreement (SEDA) that we obtained from Cornell Capital.

Let me summarize why we entered into the SEDA with Cornell. First, the SEDA gives us access to capital when we want it and in quantities that we want. Thus, if we need $1 million (or more, up to $8 million per month) to close an acquisition, I am able to contact Cornell and have them provide the funds in a timely way (within a few days, generally). This means that we can raise capital as needed, rather than in a single lump as is the case with a PIPE, secondary offering, or regular private placement offering. As a result, we don’t issue shares until and unless needed. Those shares that are issued under the line are sold by Cornell over a 10-week or longer period. And Cornell has restrictions under the SEDA on shorting our stock (they can only short against existing long positions — i.e. they cannot be net short, and they only get shares when we get money from them). All these protections allow us to raise capital as we build intrinsic value in the company, not at the beginning when our stock price is presumably the lowest and most dilutive. In my view, using $1 million of equity funding to acquire private company assets which may be worth $2 million or $3 million in a public vehicle is a good use of shareholders’ money.

Second, having access to $100 million of capital gives us the firepower to look at deals from a position of strength. Potential sellers are much more likely to listen to us and receive our offers knowing that we have the ability to close deals (we are 4-for-4 closing announced LOIs with 5 more we expect to close in the next 60 days). Third, we can look at larger deals which have the potential of increasing intrinsic value more quickly. With only $10 million under our prior line, we could not look at a $15 or $20 million transaction. Now we can (and we are).

Next, having the SEDA gives us leverage to negotiate a subordinated or mezzanine debt package on more favorable terms. We are currently looking at adding $15-20 million of debt to our capital structure. This would allow us to do acquisitions without issuing additional shares (there may be some at the money or out of the money warrant coverage, however). Without the SEDA, negotiating such a deal would be difficult, if not impossible.

Finally, having the SEDA allows us to recruit high quality executives. Kevin Kuykendall joined us only after we solidified the SEDA. And he has brought with him tremendous deal flow on the voice side of the business and experience with VoIP.

The concern raised about the SEDA is one word: dilution. Some shareholders are fearful that management will take the money from the SEDA, issue a lot of shares and then not do anything useful with the money. That would give shareholders a smaller equity stake in a company no more valuable than it is today. In short, dilution.

Here’s my view. If management takes the capital from the SEDA and uses it to either acquire good, cash generating businesses or acquire or build new, exciting technologies, then the value of the enterprise should rise on a per share basis. That is the definition of accretive: when an acquisition adds not just to the total value, but to the per share value of an enterprise. Warren Buffet could acquire additional businesses for Berkshire Hathaway and expand the value of his company, but he chooses to be very selective because only a few add to the per share value of that company. We are looking to do likewise.

To maximize the likelihood that we do accretive things with the SEDA, MobilePro has a process by which all acquisitions are reviewed by our board of directors prior to executing a definitive agreement. Management reviews the financials of all potential acquisitions and we do appropriate technical due diligence. We have a world-class law firm, Schiff Hardin, assist with the diligence and prepare the acquisition documents and we have a post-closing audit performed by our auditors with appropriate deductions from the purchase price for liabilities that they unearth.

In summary, we believe that the SEDA is a huge asset to MobilePro and the concerns about dilution are overblown.

To that end, I am going to put my money where my mouth is and hereby voluntarily agree to extend the lockup of my equity in MOBL for 17 additional months until the end of my employment contract in April 2006. For those long- term shareholders who wish to join me in what I think is a great business opportunity, this move fully aligns my interests with you.

Stock Price

Those of you who have written to me previously know that I am more concerned about building the intrinsic value per share of our company than in the minute-to-minute fluctuations in our stock price. That said, the recent sharp decline with no apparent reason does cause me concern because it raises our cost of capital for acquisitions and creates unneeded stress for some of our shareholders. Let me, therefore, address some issues raised by our shareholders.

First, it has come to light that MOBL has been listed on the Berlin Stock Exchange by some brokers in Germany. Rumors about so-called “naked shorting” have also been circulating, despite minimal apparent volume on the Berlin Exchange. Let me be clear: I take market manipulation, including naked shorting, very seriously and we will look to take or trigger action, including SEC or other enforcement action or a delisting action, if necessary. Further, short sellers run a serious risk with our company: we are contemplating and pursuing strategies, including a possible spin-off of Neoreach and potential large acquisitions, which are difficult, if not impossible, to hedge against and could result in serious losses to someone caught short. Second, as addressed above, concerns have been raised about Cornell shorting our stock. Not only is that restricted under the SEDA, but the structure of the SEDA itself would make that a risky strategy for Cornell, even if permitted, because of the way the pricing works — namely, the pricing is done weekly, not all at once. It is my view, therefore, that “Cornell shorting” is more bogeyman than reality. If evidence to the contrary comes to my attention, we will aggressively pursue all available remedies.

Finally, some of you have asked about MobilePro getting a U.S. exchange listing and about a reverse stock split. On reverse stock splits, I am philosophically opposed to them. They generally destroy shareholder value and we are not currently looking at a reverse split. In fact, in only three instances does it make sense to even consider a reverse split: in connection with a significant acquisition, a significant value added financing or in conjunction with achieving a minimum price for listing on a stock exchange such as the Nasdaq. As for a listing, we are not focused on that right now due to the substantial opportunities on our plate, but will look at some future date at “moving up” provided it does not require a large reverse split.

In closing, I would like to personally thank each and every shareholder for their support. Stock prices do not go up every day, but the strategies we are pursuing, I am confident, will cause our intrinsic value per share to continue to climb. That will, I strongly believe, translate into positive shareholder value over time. I am proud to be your CEO and look forward to continuing building MobilePro into a large, profitable company.

Very sincerely yours,

Jay O. Wright
President and Chief Executive Officer
MobilePro Corp.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband Internet services company based in Bethesda, Maryland with operations in Hurst, Dallas and Beaumont, Texas and Shreveport, Louisiana. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband Internet service providers and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm.

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found at http://www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including MobilePro’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel it to alter its present business strategy, MobilePro’s ability to attract management capable of implementing its existing or future business strategy and the risk factors set forth in MobilePro’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

Source: MobilePro Corp.